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                                                                     EXHIBIT 5.1

                    [Letterhead of Oxford Industries, Inc.]

November 30, 2005

Oxford Industries, Inc.
222 Piedmont Avenue, N.E.
Atlanta, Georgia 30308

      RE: OXFORD INDUSTRIES, INC. -- REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

      I have acted as in-house counsel for Oxford Industries, Inc., a Georgia corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission. The Registration Statement relates to $10,700,000 of obligations of the Company (the "Obligations") to pay deferred compensation pursuant to the terms of the Oxford Industries, Inc. Deferred Compensation Plan (the "Plan"), which becomes effective as of January 1, 2006.

      As such counsel, I have examined and relied upon such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies, and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate.

      The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the laws of the State of Georgia and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

      Based upon the foregoing, and subject to the other limitations and qualifications set forth herein, I am of the opinion that:

      1.    The Obligations have been duly authorized; and

      2. When issued in accordance with the provisions of the Plan, the Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, and general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or law).

      This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered for the benefit of the Company in connection with the matters addressed herein.

      I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,

                                               /s/ Sheridan B. Johnson
                                               ----------------------------

                                               Sheridan B. Johnson
                                               Secretary